                            SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant  [ X ]
Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ]     Preliminary Proxy Statement
[   ]     Confidential, for Use of the Commission Only (as permitted by Rule
          14a-6(e)(2))
[ X ]     Definitive Proxy Statement
[ X ]     Definitive Additional Materials
[   ]     Soliciting Material Pursuant to Section 240.14a-11(c) or Section
          240.14a-12

BIOPSYS MEDICAL, INC.
_______________________________________________________________________________
(Name of Registrant as specified in its charter)


_______________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]     No fee required.
[   ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
          0-11.

(1)  Title of each class of securities to which transaction applies:____________
(2)  Aggregate number of securities to which transaction applies:  _____________
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined.): _____________________________
(4)  Proposed maximum aggregate value of transaction:  _________________________
(5)  Total fee paid:  __________________________________________________________

[   ]     Fee paid previously with preliminary materials.
[   ]     Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:  _________________________________________________
(2)  Form, Schedule or Registration Statement No.:  ___________________________
(3)  Filing Party: ____________________________________________________________
(4)  Date Filed:  _____________________________________________________________

                              BIOPSYS MEDICAL, INC.
                                -----------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON DECEMBER 9, 1996

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of BIOPSYS MEDICAL, INC. a Delaware corporation (the "Company") will be held on Monday, December 9, 1996, at 10:00 a.m., local time, at the Company's principal executive offices, 3 Morgan, Irvine, California 92718 for the following purposes (as more fully described in the Proxy Statement accompanying this Notice):

          1. To elect two Class I directors of the Company to serve for terms of three years expiring upon the 1999 Annual Meeting of Stockholders or until their successors are elected, and to elect two Class III directors of the Company to serve for terms of two years expiring upon the 1998 Annual Meeting of Stockholders or until their successors are elected.

          2. To ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending June 30, 1997.

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on October 25, 1996 are entitled to notice of and to vote at the Annual Meeting.

     All stockholders are cordially invited to attend the meeting. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. If you attend the meeting, you may vote in person even if you return a proxy.

                                        FOR THE BOARD OF DIRECTORS


                                        David W. Chonette
                                        CHAIRMAN OF THE BOARD OF DIRECTORS

Irvine, California
October 25, 1996









                                    IMPORTANT

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON, EVEN IF YOU RETURN A PROXY.

                              BIOPSYS MEDICAL, INC.
                               ------------------
                               PROXY STATEMENT FOR
                       1996 ANNUAL MEETING OF STOCKHOLDERS

                                DECEMBER 9, 1996
                               ------------------

              INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Biopsys Medical, Inc. ("Biopsys" or the "Company") for use at the Annual Meeting of Stockholders to be held on December 9, 1996 at 10:00 a.m., local time, or at any adjournment thereof. The Annual Meeting will be held at the Company's principal executive offices, 3 Morgan, Irvine, California 92718. The telephone number at the meeting location is (714) 460-7800.

     These proxy solicitation materials and the Annual Report to stockholders for the fiscal year ended June 30, 1996 (the "Last Fiscal Year"), including financial statements, were first mailed on or about November 1, 1996, to all stockholders entitled to vote at the Annual Meeting.

RECORD DATE AND VOTING SECURITIES

     Stockholders of record at the close of business on October 25, 1996 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. At the Record Date, 9,716,880 shares of the Company's Common Stock, $.001 par value (the "Common Stock"), were issued and outstanding and held of record by approximately 178 stockholders.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. Attending the Annual Meeting in and of itself may not constitute a revocation of a proxy.

VOTING AND SOLICITATION

     Each stockholder is entitled to one vote for each share held as of the record date. Stockholders will not be entitled to cumulate their votes in the election of directors.

     The cost of soliciting proxies will be borne by the Company. The Company expects to reimburse brokerage firms and other persons representing beneficial owners of shares for their expense in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, in person or by telephone or facsimile.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector") with the assistance of the Company's Transfer Agent. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of shares entitled to vote and present or represented by proxy at the meeting.

     The Inspector will treat shares that are voted "WITHHELD" or "ABSTAIN" as being present and entitled to vote for purposes of determining the presence of a quorum but will not be treated as votes in favor of approving any matter submitted to the stockholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of the two Class I directors and the two Class III directors, for the confirmation of the appointment of the designated independent auditors and, as the proxy holders deem advisable, on other matters that may come before the meeting, as the case may be with respect to the items not marked.

     If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("Broker Non-Votes"), those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS TO BE PRESENTED AT 1997 ANNUAL MEETING

     Proposals that are intended to be presented by stockholders of the Company at the 1997 Annual Meeting must be received by the Company no later than June 30, 1997 in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC") and the National Associates of Securities Dealers, Inc. Executive officers, directors and greater than ten percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, with respect to fiscal year 1996, all filing requirements applicable to its officers, directors and ten percent stockholders were complied with.

SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Common Stock of the Company as of October 25, 1996, by (i) each person who is known to the Company to beneficially own more than five percent of the outstanding shares of its Common Stock, (ii) each director and nominee for election, (iii) each officer named in the Summary Compensation Table below and (iv) all directors, nominees for election and executive officers as a group. Unless otherwise indicated, officers and directors can be reached at the Company's principal executive offices. A total of 9,716,880 shares of the Company's Common Stock were issued and outstanding as of October 25, 1996.


                                                           SHARES    APPROXIMATE
                                                        BENEFICIALLY   PERCENT
NAME AND ADDRESS                                          OWNED (1)   OWNED (2)
------------------------------------------------------  ------------ -----------
Brentwood Associates VI, L.P. (3).....................    1,334,596     13.7%
  David W. Chonette
  1920 Main Street, Suite 820
  Irvine, CA 92714
St. Paul Venture Capital, Inc.(4).....................    1,072,961     11.0
  Nancy S. Olson
  8500 Normandale Lake Blvd, #1940
  Bloomington, MN 55437-3831
Entities affiliated with Institutional Venture
  Partners (5)........................................    1,072,961     11.0
  3000 Sand Hill Road
  Bldg. 2, Suite 290
  Menlo Park, CA 94025

                                                           SHARES    APPROXIMATE
                                                        BENEFICIALLY   PERCENT
NAME AND ADDRESS                                          OWNED (1)   OWNED (2)
------------------------------------------------------  ------------ -----------
Entities affiliated with Three Arch Partners (6)......      889,729      9.2
Thomas J. Fogarty, M.D.
  2800 Sand Hill Road
  Suite 270
  Menlo Park, CA 94025
Entities affiliated with Thomas J. Fogarty, M.D. (7)..    1,458,659     15.0
  3270 Alpine Road
  Portola Valley, CA 94028
Entities affiliated with Fred Burbank, M.D. (8).....        650,000      6.7
  30982 Steeplechase Drive
  San Juan Capistrano, CA 92675
David W. Chonette(3)(9).............................      1,335,325     13.7
Steven L. Gex(10)...................................        314,749      3.2
Nancy S. Olson(4)(11)...............................      1,073,690     11.0
Steve H. Parker, M.D.(12)...........................        357,187      3.7
Mark A. Cole, Ph.D.(13).............................        118,479      1.2
Kenneth M. Galt(14).................................         58,698      *
Steven J. Naber(15).................................         38,958      *
All directors and executive officers
  as a group (9 persons) (16).......................      3,593,882

-------------------
* Represents beneficial ownership of less than one percent of the Common Stock.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Percentage of beneficial ownership is based on 9,716,880 shares of Common Stock outstanding as of October 25, 1996.

(3) Mr. Chonette, a director of the Company, is a general partner of Brentwood Associates VI, L.P. Mr. Chonette disclaims beneficial ownership of the shares held by Brentwood Associates VI, L.P. except to the extent of his proportionate partnership interest therein.

(4) Ms. Olson, a director of the Company, is an executive vice president of St. Paul Venture Capital, Inc. St. Paul Venture Capital, Inc., is a wholly-owned subsidiary of the St. Paul Fire and Marine Insurance Company. Ms. Olson disclaims beneficial ownership of the shares held by St. Paul Venture Capital, Inc. except to the extent of her pecuniary interest therein arising from her equity position within St. Paul Venture
     Capital, Inc.

(5) Consists of 1,051,502 shares held by Institutional Venture Partners VI and 21,459 shares held by Institutional Venture Management VI.

(6) Consists of 717,353 shares held by Three Arch Partners, L.P. and 172,376 shares held by Three Arch Associates, L.P.


(7) Includes 340,000 shares held by the Fogarty Family Revocable Trust dated 9/14/71 as Amended and Restated on 2/14/91, of which Dr. Fogarty is the trustee, and 228,201 shares held by Fogarty Engineering. Dr. Fogarty, a director of the Company, is the sole proprietor of Fogarty Engineering.
     Dr. Fogarty disclaims beneficial ownership of the shares held by Three Arch Partners, L.P. and Three Arch Associates, L.P., except to the extent of his pecuniary interest therein arising from his partnership interest within Three Arch Partners, L.P. and Three Arch Associates, L.P. Includes 729 shares issuable upon exercise of stock options exercisable within 60 days of October 25, 1996.

(8) Consists of 270,000 shares held by Fred H. Burbank, M.D. and Melody Burbank, Husband and Wife, as Joint Tenants, 270,000 shares held by Harbor Bank as Custodian FBO: Fred H. Burbank, M.D. IRA BPS #505560846A31, 110,000 shares held by Fred H. Burbank, M.D. On April 5, 1996, Dr. Burbank exercised an option for 40,000 shares. Within 60 days of October 25, 1996, 17,842 shares are subject to repurchase by the Company in the event of the termination of Dr. Burbank's services to the Company.

(9) Includes 729 shares issuable upon exercise of stock options exercisable within 60 days of October 25, 1996. Mr. Chonette disclaims beneficial ownership of the shares held by Brentwood Associates VI, L.P. except to the extent of his proportionate partnership interest therein.

(10) Consists of 210,166 shares held by Steven L. Gex and Elizabeth P. Gex, Trustees of the Gex Family Trust U/D/T dated June 26, 1992, an aggregate of 40,000 shares held by Steven L. Gex, custodian for Ryan L. Gex, Robert L. Gex, Aimee E. Gex and Anna C. Gex and 64,583 shares issuable to Mr. Gex upon exercise of stock options exercisable within 60 days of October 25, 1996.

(11) Includes 729 shares issuable upon exercise of stock options exercisable within 60 days of October 25, 1996. Ms. Olson disclaims beneficial ownership of the shares held by St. Paul Venture Capital, Inc. except to the extent of her pecuniary interest therein arising from her equity position within St. Paul Venture Capital, Inc.

(12) Includes 46,637 shares held by Steve and Margaret Parker, 36,086 shares held by First Trust Corp. TTEE Steve H. Parker IRA #617748-0001 dated 1/26/94, 21,277 shares held by First Trust Corp. TTEE Margaret A. Parker IRA #617749-0001 dated 1/26/94, an aggregate of 60,000 shares held by Steve H. Parker as custodian for Lauren
     E. Parker, Molly K. Parker and Brooke M. Parker and 22,887 shares issuable to Dr. Parker upon exercise of stock options exercisable within 60 days of October 25, 1996.

(13) Includes 11,500 shares held by Mark A. Cole, Smith Barney Shearson SEP Custodian Account No. 635-67163-1-3-132 and 106,979 shares issuable to Dr. Cole upon exercise of stock options exercisable within 60 days of October 25, 1996.

(14) Consists of 58,698 shares issuable to Mr. Galt upon exercise of stock options exercisable within 60 days of October 25, 1996.

(15) Consists of 38,958 shares issuable to Mr. Naber upon exercise of stock options exercisable within 60 days of October 25, 1996.

(16) Includes 270,676 shares issuable upon exercise of stock options exercisable within 60 days of October 25, 1996.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

DIRECTORS AND NOMINEES FOR DIRECTOR

     Pursuant to the Company's Certificate of Incorporation, the Company's Board of Directors currently consists of seven persons, divided into three classes serving staggered terms of three years. Currently there are two directors in Class I, two directors in Class II and one director in Class III. Two Class I directors and two Class III directors are to be elected at the Annual Meeting. The Class II directors and remaining Class III director will be elected at the Company's 1997 and 1998 Annual Meetings of Stockholders, respectively. Each of the two Class I directors elected at the Annual Meeting will hold office until the 1999 Annual Meeting of Stockholders or until his successor has been duly elected and qualified. Each of the two Class III directors elected at the Annual Meeting will hold office until the 1998 Annual Meeting of Stockholders or until his successor has been duly elected and qualified.

     In the event that any of such persons becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. It is not expected that any of the nominees will be unavailable to serve.

     The names of the two Class I nominees and two Class III nominees for election to the Board of Directors at the Annual Meeting, their ages as of the Record Date and certain information about them are set forth below. The names of the current Class II and Class III directors with unexpired terms, their ages as of the Record Date and certain information about them are also set forth below.


                                                                                                               DIRECTOR
              NAME                                  AGE             PRINCIPAL OCCUPATION                         SINCE
-------------------------------------------------   ---    --------------------------------------------------  --------

NOMINEES FOR CLASS I DIRECTORS
David W. Chonette................................    61    General Partner, Brentwood Associates                 1994

Thomas J. Fogarty, M.D...........................    62    Professor of Surgery, Stanford University             1993

NOMINEES FOR CLASS III DIRECTORS

Norwick B.H. Goodspeed...........................    47    President and Chief Executive Officer, McGaw, Inc.    1996

Edgar J. Cummins.................................    53    Senior Vice President and Chief Financial             1996
                                                           Officer, Chiron Vision
CONTINUING CLASS II DIRECTORS

Steve H. Parker, M.D.............................    42    Interventional Radiologist, Director of the Breast    1995
                                                           Diagnostic and Counseling Center

Nancy S. Olson...................................    41    Executive Vice President, St. Paul Venture            1995
                                                           Capital, Inc.

CONTINUING CLASS III DIRECTOR

Steven L. Gex....................................    41    President and Chief Executive Officer, Biopsys        1993
                                                           Medical, Inc.


     There are no family relationships among directors or executive officers of the Company.

     DAVID W. CHONETTE has served as a director of the Company since April 1994. Mr. Chonette has been a general partner of Brentwood Associates, a venture capital firm, since 1986. Prior to 1986, Mr. Chonette served as President of American Edwards Laboratories, a division of American Hospital Supply Corporation. Mr. Chonette serves as a director of KeraVision, Inc., General Surgical Innovations, Inc. and Imagyn Medical, Inc., all publicly-held medical device companies, and several privately-held companies. Mr. Chonette holds a B.S. in Engineering from the Massachusetts Institute of Technology.

     THOMAS J. FOGARTY, M.D., co-founded the Company and has served as a director since its inception in 1993. Dr. Fogarty is a practicing cardiovascular surgeon and has held an appointment as Professor of Surgery at Stanford University since July 1993. Dr. Fogarty is also a general partner of Three Arch Partners, a venture capital firm that invests primarily in medical device companies. Dr. Fogarty serves as a director of Raytel Medical Corporation, Cardiac Pathways Corporation, General Surgical Innovations, Inc. and CardioThoracic Systems, Inc., all publicly-held healthcare or medical device companies and several privately-held companies. Dr. Fogarty holds an M.D. from the University of Cincinnati College of Medicine.

     NORWICK B.H. GOODSPEED has served as a director of the Company since September 1996. He was appointed President and Chief Executive Officer of McGaw, Inc. in January 1994 following the announcement of the merger between McGaw and IVAX Corporation. From May 1991 until his appointment as President, Mr. Goodspeed was McGaw's Senior Vice President of Sales & Marketing.
Mr. Goodspeed was previously President and CEO of Vical, Inc., a biotechnology company in San Diego. Before Vical, he held executive marketing and management positions at Ohmeda, and Baxter International. Mr. Goodspeed is a graduate of Yale University and holds an M.B.A. from Stanford University.

     EDGAR J. CUMMINS has served as a director of the Company since September 1996. He was appointed Senior Vice President and Chief Financial Officer of Chiron Vision in May 1995. Prior to this appointment, Mr. Cummins was the Corporate Vice President and Chief Financial Officer for Allergan, Inc., a position he held from July 1986 to March 1995. Prior to Allergan, Mr. Cummins was a senior executive at American Hospital Supply Corporation. Mr. Cummins holds an M.B.A. from the University of Southern California and currently is a director at OSI Corporation, a privately held ophthalmology company.

     STEVE H. PARKER, M.D., co-founded the Company and has served as a director since October 1995. Dr. Parker is a practicing interventional radiologist and Director of the Breast Diagnostic and Counseling Center in Denver, Colorado. Dr. Parker is a pioneer in the development of the percutaneous stereotactic breast biopsy technique. Dr. Parker holds an M.D. from St. Louis University.

     NANCY S. OLSON has served as a director of the Company since July 1995.
Ms. Olson has been an Executive Vice President of St. Paul Venture
Capital, Inc., the venture capital subsidiary of the St. Paul Fire and Marine Insurance Company, specializing in health care and medical technology investments since June 1993. From June 1990 to June 1993, she served as principal of RxCapital, a financial advisory and business consulting firm she founded to help organize and fund startup to mid-sized medical companies. Prior to 1990, Ms. Olson was a general partner at Sequoia Capital, a venture capital firm. Ms. Olson serves as a director of Conceptus, Inc., a medical device company, and several privately-held companies. Ms. Olson holds an M.B.A. from the University of Pennsylvania, Wharton School of Business.

     STEVEN L. GEX has served as President of the Company since August 1993, a director of the Company since April 1994 and Chief Executive Officer of the Company since December 1994. From November 1991 until April 1993, Mr. Gex served as Vice President of Marketing of Laurus Medical Corporation, a surgical device company that he co-founded. From August 1988 to June 1991, Mr. Gex served as Vice President of Marketing of Applied Vascular Devices, Inc., a medical device company. From September 1989 to March 1991, he also served as a director of Applied Urology, Inc., an affiliated company. Prior to 1988, Mr. Gex held senior management positions in marketing, business development and manufacturing operations at Edwards Laboratories, a division of American Hospital Supply Corporation. Mr. Gex holds a B.S. in Marketing from San Diego State University.

BOARD MEETINGS, COMMITTEES AND DIRECTOR COMPENSATION

     The Board of Directors of the Company held seven meetings during the fiscal year ended June 30, 1996.

     The Board of Directors has an Audit Committee and a Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee. From time to time, the Board has created various ad hoc committees for special purposes. No such committee is currently functioning.

     The Audit Committee previously consisted of directors David W. Chonette and Nancy S. Olson. As of September 1996, the Audit Committee consists of directors David W. Chonette and Edgar J. Cummins. The Audit Committee is responsible for reviewing the results and scope of the audit and other services provided by the Company's independent auditors. The Audit Committee held no meetings in the last fiscal year.

     The Compensation Committee previously consisted of directors Thomas J. Fogarty, M.D. and Steve H. Parker, M.D. As of September 1996, the Compensation Committee consists of directors Nancy S. Olson and Norwick B.H. Goodspeed. The Compensation Committee reviews and makes recommendations to the Board concerning salaries and incentive compensation for executive officers and certain employees of the Company. The Compensation Committee held no meetings during the last fiscal year. Steven L. Gex, President and Chief Executive Officer of the Company, participates fully with all other committee members in recommending salaries and incentive compensation to the Board of Directors, except that he does not participate in committee proceedings relating to his salary and compensation.

COMPENSATION OF DIRECTORS

     Directors of the Company do not receive cash for services they provide as directors. From time to time, certain directors who are not employees of the Company have received grants of options to purchase shares of the Company's Common Stock. Under the 1996 Director Option Plan, each nonemployee director upon the Company's initial public offering was automatically granted a nonstatutory option to purchase 5,000 shares of the Company's Common Stock at the initial offering price on the date of the offering. Each nonemployee director who becomes a director of the Company after January 31, 1996 will be automatically granted an option to purchase 15,000 shares of the Company's Common Stock on the date on which such person first becomes a director. On the first business day of each fiscal year starting with the fiscal year beginning July 1, 1997, each nonemployee director will automatically be granted an option to purchase 5,000 shares of the Company's Common Stock. The Company does not provide additional compensation for committee participation or special assignments of the Board of Directors.

VOTE REQUIRED

     The four nominees receiving the highest number of affirmative votes of the shares entitled to vote on this matter shall be elected as the Class I directors and remaining Class III directors.

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE NOMINEES SET FORTH HEREIN.


                                 PROPOSAL NO. 2

             RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected Deloitte & Touche LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending June 30, 1997 and recommends that the stockholders vote FOR confirmation of such selection. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JUNE 30, 1997.

                             EXECUTIVE COMPENSATION

COMPENSATION TABLES

     SUMMARY COMPENSATION TABLE. The following table sets forth certain compensation paid by the Company to the Chief Executive Officer and the four other most highly compensated executive officers of the Company for services rendered during each of the fiscal years ended June 30, 1995 and 1996 (collectively, the "Named Executive Officers"):



                            SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                       COMPENSATION
                                                                       -------------
                                                                         AWARDS OF
                              FISCAL         ANNUAL COMPENSATION          OPTIONS
NAME AND PRINCIPAL POSITION    YEAR        SALARY($)      BONUS($)     (# OF SHARES)
----------------------------  ------      ----------    ------------   -------------
Steven L. Gex...............   1996        $150,167        $23,966         30,000
  President and Chief          1995         125,250             --             --
  Executive Officer

Steven J. Naber (1).........   1996         113,000         20,874        130,000
  Vice President Finance       1995              --             --             --
  and Chief Financial
  Officer

Mark A. Cole, Ph.D. ........   1996         116,179         19,791         15,000
  Vice President of            1995         106,500             --             --
  Medical Affairs

Kenneth M. Galt.............   1996         106,060         17,047          7,500
  Vice President of            1995         101,042             --             --
  Research and Development

Ellen M. Preston (2)........   1996          27,769             --         80,000
  Vice President of            1995              --             --             --
  Marketing


--------------------------
(1)  Mr. Naber joined the Company in July 1995.

(2)  Ms. Preston joined the Company in April 1996.

     OPTION GRANTS IN LAST FISCAL YEAR. The following table sets forth information with respect to each grant of stock options made during the fiscal year ended June 30, 1996 to each Named Executive Officer:

                          OPTION GRANTS IN FISCAL 1996





                                                                                        POTENTIAL REALIZABLE
                                          % OF TOTAL                                      VALUE AT ASSUMED
                         NUMBER OF          OPTIONS                                    ANNUAL RATES OF STOCK
                         SECURITIES       GRANTED TO      EXERCISE                       PRICE APPRECIATION
                         UNDERLYING        EMPLOYEES       OR BASE                       FOR OPTION TERM(2)
                          OPTIONS          IN FISCAL      PRICE(1)      EXPIRATION     ---------------------
      NAME             GRANTED(1)(#)          YEAR         ($/SH)          DATE           5% ($)    10% ($)
---------------------  -------------      -----------     --------      ----------     ---------------------
Steven L. Gex........      30,000             4.2%        $ 12.00       04/11/2006      $ 220,282  $ 555,142
Steven J. Naber......     110,000            15.5%           0.23       07/27/2005         14,094     34,797
                           20,000             2.8%          12.00        4/11/2006        146,855    370,095
Mark A. Cole,Ph.D. ..      15,000             2.1%           0.23       11/06/2005          1,997      4,972
Kenneth M. Galt......       7,500             1.1%           0.23       11/06/2005            998      2,486
Ellen M. Preston.....      80,000            11.3%          12.00       04/11/2006        587,418  1,480,379

---------------------
(1) The exercise price and tax withholding obligations related to exercise may in some cases, be paid by delivery of other shares or by offset of the shares subject to the options.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company does not believe that any formula will determine with reasonable accuracy a present value based on future unknown or volatile factors.

     No options were exercised in the fiscal year ended June 30, 1996 by the Named Executive Officers.

     FISCAL YEAR-END OPTION VALUES. The following table sets forth the number and value of securities underlying unexercised options held by the Named Executive Officers at June 30, 1996:


                                   FISCAL YEAR-END OPTION VALUES


                                                                              VALUE OF UNEXERCISED
                              NUMBER OF  SECURITIES UNDERLYING              IN-THE-MONEY OPTIONS AT
                            UNEXERCISED OPTIONS AT JUNE 30,1996                JUNE 30, 1996 (1)
                            -----------------------------------       ------------------------------
           NAME             EXERCISABLE           UNEXERCISABLE       EXERCISABLE      UNEXERCISABLE
-------------------------  -------------          -------------      -------------     -------------
Steven L. Gex............      52,083                 77,917          $ 1,033,848       $ 1,191,152
Steven J. Naber..........          --                130,000                   --         2,334,700
Mark A. Cole, Ph.D.......      84,167                 80,833            1,674,857         1,606,193
Kenneth M. Galt..........      46,042                 46,458              913,934           921,591
Ellen M. Preston.........          --                 80,000                   --           640,000

______________________________
(1) Based on a fair market value of $20.00, which was the last reported sale price of the Company's stock on June 28, 1996.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Compensation Committee of the Board of Directors, as Plan Administrator of the 1993 Stock Plan, has the authority to provide for accelerated vesting of the shares of Common Stock subject to outstanding options held by the Named Officers and any other officer in connection with certain changes in control of the Company or the subsequent termination of the officer's employment following a change in control event.

     None of the Named Executive Officers have employment agreements with the Company, and their employment may be terminated at any time. However, certain provisions of stock option agreements and amendments thereto between the Company and Mr. Gex, the Company's President and Chief Executive Officer, Mr. Naber, the Company's Vice President of Finance and Chief Financial Officer, Mr. Cole, the Company's Vice President of Medical Affairs, Mr. Galt, the Company's Vice President of Research and Development, and Ms. Preston, the Company's Vice President of Marketing, provide for the acceleration of vesting of certain option shares so that such options shall immediately become fully exercisable in the event the officer's employment is terminated or constructively terminated without cause following certain acquisitions or changes in control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     During the year ended June 30, 1996, Drs. Fogarty and Parker served as the Compensation Committee of the Company's Board of Directors. During the year ended June 30, 1996, persons and an entity affiliated with Dr. Fogarty, purchased 343,347 shares and Dr. Steve Parker purchased 4,300 shares of the Company's Series C Preferred Stock. In addition, Dr. Fogarty holds options to purchase 5,000 shares of Common Stock of the Company, and Dr. Parker holds options to purchase 45,000 shares of Common Stock of the Company. During the year ended June 30, 1996, entities affiliated with David W. Chonette, a Director of the Company, purchased 515,021 shares of the Company's Series C Preferred Stock. In addition, Mr. Chonette holds an option to purchase 5,000 shares of Common Stock of the Company. During the year ended June 30, 1996, entitles affiliated with Nancy S. Olson, a Director of the Company, purchased 1,072,961 shares of the Company's Series C Preferred Stock. In addition, Ms. Olson holds an option to purchase 5,000 shares of Common Stock of the Company. Upon the completion of the Company's initial public offering, each outstanding share of Series C Preferred Stock was converted into one share of Common Stock. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

                       BOARD COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

     THE FOLLOWING IS PROVIDED TO STOCKHOLDERS BY THE MEMBERS OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

     The Compensation Committee of the Board of Directors (the "Committee"), comprising two outside directors, is responsible for the administration of the Company's compensation programs. These programs include base salary for executive officers and both annual and long-term incentive compensation programs. The Company's compensation programs are designed to provide a competitive level of total compensation and include incentive and equity ownership opportunities linked to the Company's performance and stockholder return.

COMPENSATION PHILOSOPHY

     The design and implementation of the Company's executive compensation programs are based on a series of guiding principles derived from the Company's values, business strategy and management requirements. These principles may be summarized as follows:

     - Align the financial interests of the management team with the Company and its stockholders;

     - Attract, motivate and retain high-caliber individuals necessary to increase total return to stockholders;

     - Provide a total compensation program where a significant portion of pay is linked to individual achievement and short- and long-term Company performance; and

     - Emphasize reward for performance at the individual, team and Company levels.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

     The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code adopted under the Federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the named executive officers, unless compensation is performance based. Since the targeted cash compensation of each of the named executive officers is well below the $1 million threshold and the Committee believes that any options granted under the Company's stock option plan will meet the requirement of being performance based under the transition provisions provided in the regulations under Section 162(m), the Committee believes that Section 162(m) will not reduce the tax deduction available to the Company. The Company's policy is to qualify to the extent reasonable its executive officers' compensation for deductibility under applicable tax laws.

COMPENSATION PROGRAM

     The Company's executive compensation program has three major components, all of which are intended to attract, retain and motivate executive officers consistent with the principles set forth above. The Committee considers these components of compensation individually as well as collectively in determining total compensation for executive officers.

     1. BASE SALARY. Each fiscal year the Committee reviews base salaries for individual executive officers based upon (i) industry and peer group data,
(ii) responsibilities, scope and complexity of each position and
(iii) performance judgments as to each individual's past and expected future contributions. The Committee reviews with the Chief Executive Officer and approves, with appropriate modifications, an annual base salary for the Company's executive officers other than the Chief Executive Officer. The Committee reviews and fixes the base salary of the Chief Executive Officer based on similar competitive compensation data and the Committee's assessment of his past performance and its expectations as to his future contributions in leading the Company.

     2. ANNUAL CASH (SHORT-TERM) INCENTIVES. Annual cash incentives are established to provide a direct linkage between individual pay and annual corporate performance. Target annual bonus awards are established for executive officer and other key management positions based upon certain industry data. Each officer's annual performance bonus is based on attainment of specific corporate goals and objectives, which are determined at the beginning of the Company's fiscal year. The Last Fiscal Year bonus plan was based on the establishment of a variable bonus pool based upon achievement of specific financial objectives. Each executive officer's allocation of the bonus pool was based on the percentage of their salary to the aggregate salaries of all participants. Each officer who served in an executive capacity during the majority of the Last Fiscal Year, including the Chief Executive Officer, received a cash bonus for such service amounting to approximately 15.5% of base salary.

     3.   EQUITY BASED INCENTIVE COMPENSATION.   Long-term incentives for the
Company's employees are provided under the Company's stock option plans. Each fiscal year, the Committee considers the desirability of granting to executive officers long-term incentives in the form of stock options. These option grants are intended to motivate the executive officers to manage the business to improve long-term Company performance and align the financial interests of the management team with the Company and its stockholders. The Committee established the grants of stock options to executive officers (other than the Chief Executive Officer) in the Last Fiscal Year, based upon a review with the Chief Executive Officer of proposed individual awards, taking into account each officer's scope of responsibility and specific assignments, strategic and operational goals applicable to the officer, anticipated performance requirements and contributions of the officer and competitive data for similar positions. The Committee independently reviewed these same factors in determining the option grant to the Chief Executive Officer. During the Last Fiscal Year, an option award of 30,000 shares of Common Stock was granted to the Chief Executive Officer. All stock options granted to executive officers in the Last Fiscal Year provide for vesting over a four-year period.

                              Respectfully submitted,

                              Thomas J. Fogarty, M.D.
                              Steve H. Parker, M.D.

     THE FOREGOING COMPENSATION COMMITTEE REPORT SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING.

                             STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total return to stockholders of the Company's Common Stock at June 30, 1996 since May 1, 1996 (the date the Company first became subject to the reporting requirements of the Exchange Act) to the cumulative total return over such period of (i) "Nasdaq Stock Market -- U.S." index, and (ii) the S&P Healthcare (Medical Products & Supplies) index. The graph assumes the investment of $100 on May 1, 1996 in the Company's Common Stock and each of such indices (from May 1, 1996) and reflect the change in the market price of the Company's Common Stock relative to the noted indices at June 30, 1996 and not for any interim period. The performance shown is not necessarily indicative of future price performance.


                                   Data Sheet

RESEARCH HOLDINGS LTD.                              TOTAL RETURN - DATA SUMMARY


BIOP                                              CUMULATIVE TOTAL RETURN
                                                  ----------------------------
                                                   5/01/96       6/30/96

BIOPSYS MEDICAL, INC.                                100             133

NASDAQ STOCK MARKET-U.S.                             100             100

S & P HEALTHCARE (MEDICAL PRODUCTS & SUPPLIES)       100             103






     THE INFORMATION CONTAINED IN THE STOCK PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE FILED WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING.

                              CERTAIN TRANSACTIONS

     During the fiscal year ended June 30, 1996, the Company issued and sold shares of Series C Preferred Stock at a price of $2.33 per share, respectively, to the following entities affiliated with directors and 5% stockholders.



                                                                     NUMBER OF
                                                                      SHARES
                                                                    OF SERIES C
                                                                     PREFERRED
                                                                       STOCK
                                                                    -----------
DIRECTORS AND ENTITIES AFFILIATED WITH DIRECTORS
  Brentwood Associates VI, L.P. (David W. Chonette).............      515,021
  St. Paul Venture Capital, Inc. (1) (Nancy S. Olson)...........    1,072,961
  Three Arch Partners (2) (Thomas J. Fogarty, M.D.).............      343,347
  Steve H. Parker, M.D..........................................        4,300
OTHER 5% STOCKHOLDERS
  Entities affiliated with Institutional Venture Partners (3)...    1,072,961
  Fred H. Burbank, M.D..........................................       21,500

--------------------
(1) St. Paul Venture Capital, Inc. is a wholly-owned subsidiary of St. Paul Fire and Marine Insurance Company, the owner of record.

(2) Dr. Fogarty is a general partner of Three Arch Partners, which entities are Three Arch Partners, L.P. and Three Arch Associates, L.P.

(3) Institutional Venture Partners entities are Institutional Venture Partners VI and Institutional Venture Management VI.

     Upon the completion of the Company's initial public offering, each outstanding share of Series C Preferred Stock was converted into one share of Common Stock.

     In April 1995, the Company issued convertible subordinated promissory notes to certain institutional investors affiliated with Brentwood Associates VI, L.P. and Three Arch Partners in the aggregate amount of $300,000. In June 1995, the Company issued additional convertible subordinated promissory notes to the same institutional investors in the aggregate amount of $300,000. In June 1995, the Company issued stock purchase warrants to purchase 38,626 shares of its Series C Preferred Stock and issued and sold Series C Preferred Stock to the same institutional investors for cash and cancellation of all outstanding convertible subordinated promissory notes. Representatives of Brentwood Associates VI, L.P. and Three Arch Partners serve on the Company's Board of Directors. All such warrants were exercised on a net basis for 32,624 shares of Common Stock upon the closing of the Company's initial public offering.

                                  OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.


     THE COMPANY WILL MAIL WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS, BIOPSYS MEDICAL, INC., 3 MORGAN, IRVINE, CALIFORNIA 92718.




                                   THE BOARD OF DIRECTORS


Dated:    October 25, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                            OF BIOPSYS MEDICAL, INC.
                      1996 ANNUAL MEETING OF SHAREHOLDERS

    The undersigned stockholder of Biopsys Medical, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement each dated October 25, 1996 and hereby appoints Steven L. Gex and Christopher D. Mitchell or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 1996 Annual Meeting of Stockholders of Biopsys Medical, Inc. to be held on December 9, 1996 at 10:00 a.m., local time, at the Company's principal executive offices located at 3 Morgan, Irvine, California 92718 and at any postponement or adjournment thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

/X/  PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

1.  Election of Class I Directors        / /  FOR        / /  W/H

    Nominees:        David W. Chonette        Thomas J. Fogarty, M.D.

2.  Election of Class III Directors       / /  FOR        / /  W/H

    Nominees:        Norwick B. H. Goodspeed        Edgar J. Cummins

3. Proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the year ending June 30, 1997.

                / /  FOR        / /  AGAINST        / /  ABSTAIN

                                SEE REVERSE SIDE

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF THE TWO NOMINATED CLASS I DIRECTORS; (2) FOR THE ELECTION OF THE TWO NOMINATED CLASS III DIRECTORS; (3) FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS, AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE STOCK IS REGISTERED IN THE NAMES OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.
--------------------------------------------------------------------------------
                                                  DATE _________________________
                                                  ______________________________
                                                  SIGNATURE(S)
                                                  ______________________________
                                                  SIGNATURE(S)

                                                 PLEASE SIGN, DATE AND PROMPTLY
                                                 RETURN THIS PROXY IN THE
                                                 ENCLOSED RETURN ENVELOPE WHICH
                                                 IS POSTAGE PREPAID IF MAILED IN
                                                 THE UNITED STATES.

NOTE: (This Proxy should be marked, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)